Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Modification modifies the Business Loan Agreement dated May 29, 2003 (“Agreement”), regarding a revolving line of credit in the maximum principal amount of $20,000,000.00 (the “Loan”), executed by ZUMIEZ INC. (“Borrower”) and BANK OF AMERICA, N.A. (“Bank”). Terms used in this Modification and defined in the Agreement shall have the meaning given to such terms in the Agreement. For mutual consideration, Borrower and Bank agree to amend the Agreement as follows:

1.                                       Commitment. Section 1.1 of the Agreement is amended to read as follows:

1.1                               Line of Credit Amount.

(a)                               During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Commitment”) is initially $20,000,000.00. Upon receipt by the Bank of the Borrower’s written request, the Commitment may be increased to $25,000,000.00 provided that:

(i)                                  The Borrower is in compliance with all terms and conditions of this Agreement and of the other loan documents at the time the Borrower elects to increase the Commitment;

(ii)                              The Borrower has provided the Bank with a forecast indicating continued compliance with all terms and conditions of this Agreement for the remaining availability period; and

(iii)                          The Borrower has paid to the Bank a fee of $2,500 for the increase.

2.                                       Expiration Date. Section 1.2 of the Agreement is amended to read as follows:

1.2                               Availability Period.  The line of credit is available between the date of this Agreement until July 1, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).  On or before July 1, 2005, the Bank shall, at its sole discretion, (a) provide the Borrower with a commitment to extend the Expiration Date an additional 12 months, (thereby changing the Expiration Date to July 1, 2007) or, alternatively, (b) notify the Borrower that the Bank is not prepared at that time to extend the Line of Credit beyond the Expiration Date. The Borrower may, on or before June 1, 2005, notify the Bank of its intent to terminate the agreement effective July 1, 2005.

3.                                       Interest Rates.

(a)                                  Section 1.4(a) of the Agreement is amended to read as follows: The interest rate is a rate per year equal to the Prime Rate plus (or minus, as indicated) the Prime Margin.

(b)                                 The second sentence of Section 1.5 of the Agreement is amended to read as follows:  The optional interest rates shall be the LIBOR Rate plus the LIBOR Margin as defined below, and shall be subject to the terms and conditions described later in this Agreement.

(c)                                  “Applicable Margin” as used in the Agreement shall mean both the LIBOR Margin and the Prime Margin.

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4.                                       Applicable Margin. The pricing grid set forth in Section 1.6 of the Agreement is amended to read as follows:

Pricing Level	Adjusted Funded Debt to EBIDTAR Ratio	Prime Margin	LIBOR Margin	B/A Rate	Nonusage Fee Margin
4	Greater than or equal to 4.00 to 1	-.10%	2.15%	2.00%	0.20%
3	Greater than or equal to 3.50 to 1; but less than 4.00 to 1	-.25%	1.90%	1.75%	0.15%
2	Greater than or equal to 3.00 to 1; but less than 3.50 to 1	-.50%	1.65%	1.50%	0.10%
1	Less than 3.00 to 1	-.75%	1.40%	1.25%	0.075%

5.                                       Unused Commitment Fee.  A new sentence is added to the end of Section 3.1(c) of the Agreement, to read as follows: If the Commitment is increased at any time pursuant to Section 1.1(a) of the Agreement, such increase will be taken into account in calculating the unused commitment fee under this paragraph, beginning on the date such increase becomes effective.

6.                                       Adjusted Funded Debt to EBITDAR Ratio.  Section 8.4(b) of the Agreement is amended to read as follows:  “Adjusted Funded Debt” means Funded Debt plus six times annual cash occupancy expense.

7.                                       Extension Fee.  Borrower shall pay to Bank an extension fee of $2,500 upon execution of this Modification.

8.                                       Other Terms.  Except as specifically amended by this Modification or any prior amendment, all other terms, conditions, and definitions of the Agreement, and all other documents, instruments, or agreements entered into with regard to the Loan, shall remain in full force and effect. Borrower warrants that the representations and warranties made by Borrower in the Agreement continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

DATED as of September 30, 2004.

Bank:		Borrower

BANK OF AMERICA, N.A.		ZUMIEZ INC.

By	/s/ Curt G. Clausen	By	/s/ Brenda I. Morris
	Curt G. Clausen, Senior Vice President		Brenda I. Morris, Chief Financial Officer

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BUSINESS LOAN AGREEMENT

This Agreement dated as of May 29, 2003, is between BANK OF AMERICA, N.A., a national banking association (the “Bank”), and ZUMIEZ INC., a Delaware corporation (the “Borrower”).

1.                                      LINE OF CREDIT AMOUNT AND TERMS

1.1.                              Line of Credit Amount.

(a)                                  During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Commitment”) is initially $20,000,000.00. On or after July 1, 2004, upon receipt by the Bank of the Borrower’s written request, the Commitment may be increased to $25,000,000.00 provided that:

(i)                                     The Borrower is in compliance with all terms and conditions of this Agreement and of the other loan documents at the time the Borrower elects to increase the Commitment; and

(ii)                                  The Borrower has provided the Bank with a forecast indicating continued compliance with all terms and conditions of this Agreement for the remaining availability period.

(b)                                 This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)                                  The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2.                              Availability Period. The line of credit is available between the date of this Agreement until July 1, 2005, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”). On or before July 1, 2004, the Bank shall, at its sole discretion, (a) provide the Borrower with a commitment to extend the Expiration Date an additional 12 months, (thereby changing the Expiration Date to July 1, 2006) or, alternatively, (b) notify the Borrower that the Bank is not prepared at that time to extend the Line of Credit beyond the Expiration Date.

1.3.                              Repayment Terms.

(a)                                  The Borrower will pay interest on June 1, 2003, and then on the first calendar day of each month thereafter until payment in full of any principal outstanding under the Line of Credit. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

(b)                                 The Borrower will repay in full all principal and any unpaid interest of other charges outstanding under the Line of Credit no later than the Expiration Date.

1.4.                              Interest Rate.

(a)                                  The interest rate is a rate per year equal to the Prime Rate.

(b)                                 The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5.                              Optional Interest Rates. Instead of the interest rate based on the rate stated in Section 1.4(a), the Borrower may elect the optional interest rates listed below for the Line of Credit during interest periods specified in Section 2.2(a). The optional interest rates shall be the LIBOR Rate plus the Applicable Margin as defined below, and shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.”

1.6.                              Applicable Margin. The Applicable Margin, B/A Rate, and Nonusage Fee Margin shall be the following amounts per annum, based upon the “Adjusted Funded Debt to EBITDAR Ratio” (as defined in Section 8.4 of this Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate and financial statement, such amounts shall be those indicated for pricing level 2 set forth below:

Pricing Level	Adjusted Funded Debt to EBIDTAR Rate	Applicable Margin	B/A Rate	Nonusage Fee Margin
4	Greater than or equal to 4.00 to 1	2.25%	2.10%	0.20%
3	Greater than or equal to 3.50 to 1; but less than 4.00 to 1	2.00%	1.85%	0.15%
2	Greater than or equal to 3.00 to 1; but less than 3.50 to 1	1.75%	1.60%	0.10%
1	Less than 3.00 to 1	1.50%	1.35%	0.10%

The Applicable Margin, B/A Rate, and Nonusage Fee Margin shall be in effect from the first day of the month following the date the most recent compliance certificate and financial statement is received by the Bank, until the date the next compliance certificate and financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Line of Credit shall accrue interest at the Prime Rate (and the optional interest rate shall not be available) from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank.

1.7.                              Acceptances.  The Line of Credit may be used for financing acceptance transactions for a minimum tenor of 30 days and a maximum tenor of 180 days, and not to extend beyond the Expiration Date. In calculating the principal amount outstanding under the Commitment, the calculation shall include the face amount of any acceptances outstanding. The Borrower agrees:

(a)                                  Each acceptance shall be in an amount not less than $250,000.

(b)                                 Any sum owed to the Bank under an acceptance may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

(c)                                  If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding acceptances.

(d)                                 The issuance of any acceptance is subject to the Bank’s express approval and must be in form and content satisfactory to the Bank.

(e)                                  To sign the Bank’s standard form agreement for acceptances, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing acceptances for the Borrower. The discount calculated for each acceptance shall be calculated using the B/A Rate set forth in Section 1.6.

(f)                                    To allow the Bank to automatically charge the Designated Account (as defined below) for applicable fees, discounts, and other charges.

1.8.                             Letters of Credit.

(a)                                  During the availability period, at the request of the Borrower, the Bank will issue commercial letters of credit with a maximum maturity of 180 days, and not to extend more than 180 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(b)                                 The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed $7,500,000.

(c)                                  In calculating the principal amount outstanding under the Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)                                 The Borrower agrees:

(i)                                     Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)                                  If there is a default under this Agreement, to prepay and make the Bank whole for any outstanding letters of credit, immediately upon the written request of the Bank.

(iii)                               The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)                              To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)                                 To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)                              To allow the Bank to automatically charge the Designated Account (as defined below) for applicable fees, discounts, and other charges.

(e)                                  Letters of credit outstanding for the account of the Borrower as of the date of this Agreement shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.                                      OPTIONAL INTEREST RATES

2.1.                              Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the first day of each month during the interest period.  At the end of any interest period, the interest rate will revert to the rate stated in Section 1.4(a) above, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, after written notice of default has been given to the Borrower, the Bank may suspend the availability of optional interest rates for interest periods commencing after the default occurs, with such suspension to continue until such default is cured.

2.2.                              LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)                                  The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)                                 Each LIBOR Rate Portion will be for an amount not less than $250,000.

(c)                                  The “LIBOR Rate” means the interest rate determined by the following formula rounded upward to the nearest 1/100 of one percent.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)                                     “London Inter-Bank Offered Rate” means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m., London time, two (2) London Banking Days before the commencement of the interest period. If such rate does not appear or the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.

(ii)                                  “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to marginal, emergency, supplemental, special, and other reserve percentages.

(d)                                 The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon, Pacific time, on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)                                  The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)                                     Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)                                  the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f)                                    Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)                                 The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.                                      FEES AND EXPENSES

3.1.                              Fees.

(a)                                  Loan Fee.  The Borrower agrees to pay a loan fee in the amount of $20,000, to which shall be applied any acceptance fee paid by the Borrower to the Bank upon acceptance of the Bank’s commitment for the Line of Credit. This fee is due on the date of this Agreement.

(b)                                 Increase Fee.  The Borrower shall pay an increase fee of $5,000 if and when it exercises its option to increase the Commitment to $25,000,000.

(c)                                  Unused Commitment Fee.  The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at a percentage per year equal to the “Nonusage Fee Margin” determined in accordance with Section 1.6. The calculation of credit outstanding shall include the outstanding acceptances and the undrawn amount of letters of credit. This fee is due on the last day of each calendar quarter until the Expiration Date.

(d)                                 Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2.                              Expenses.  The Borrower agrees to immediately repay the Bank for expenses, that include, but are not limited to, filing and search fees, appraisal fees, and documentation fees.

3.3.                              Reimbursement Costs.

(a)                                  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)                                 The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, not more frequently than annually unless the Borrower is in default under this Agreement.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.                                     COLLATERAL

The Borrower’s obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below (as defined under the Uniform Commercial Code). The collateral is further defined in a security agreement executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all renewals, modifications and extensions of the Line of Credit.  All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)                                  Equipment and Fixtures.

(b)                                 Inventory.

(c)                                  Accounts.

(d)                                 General Intangibles.

(e)                                  Proceeds of the foregoing.

5.                                      DISBURSEMENTS, PAYMENTS AND COSTS

5.1.                              Disbursements and Payments.

(a)                                  Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)                                 Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.

5.2.                              Telephone and Telefax Authorization.

(a)                                  The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)                                 Advances will be deposited in and repayments will be withdrawn from account number 67549808 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)                                  The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3.                              Direct Debit (Pre-Billing).

(a)                                  The Borrower agrees that the Bank will debit deposit account number 67549808 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)                                 Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)                                  The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)                                     If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)                                  If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)                                 The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.4.                              Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the Line of Credit on the next banking day.

5.5.                              Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6.                              Default Rate.  Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 3.0% higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.                                      CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

6.1.                              Conditions to First Extension of Credit. Before the first extension of credit:

(a)                                  Authorizations.  Evidence that the execution, delivery and performance by Borrower of this Agreement and any instrument or agreement required under this Agreement has been duly authorized.

(b)                                 Governing Documents.  Copies of the Borrower’s certificate of incorporation, articles of incorporation, and bylaws, or equivalent organizational documents.

(c)                                  Perfection and Evidence of Priority. Financing statements, together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others’ rights and interests, except those the Bank consents to in writing.  All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

(d)                                 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by Section 3.3.

(e)                                  Other Items. Any other items that the Bank reasonably requires.

6.2.                              Conditions to Subsequent Extensions of Credit.  The Bank’s obligation to make subsequent advances under the Line of Credit is subject to the following conditions:

(a)                                  Representations and Warranties. The representations and warranties made by the Borrower in Article 7 and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

(b)                                 No Default. No event of default, or event which, upon notice or lapse of time or both would constitute an event of default under this Agreement, shall have occurred and be continuing, or shall exist after giving effect to the advance to be made.

7.                                      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1.                              Formation. The Borrower is duly formed and existing under the laws of the state of Delaware.

7.2.                              Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3.                              Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4.                              Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5.                              No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6.                              Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, or properties of the Borrower.

7.7.                              Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the Line of Credit, except as have been disclosed in writing to the Bank.

7.8.                              Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any material title defects or any material liens or interests of others, except those which have been approved by the Bank in writing.

7.9.                              Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10.                        Other Obligations. The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11.                        Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12.                        No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13.                        Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 8.17 of this Agreement.

7.14.                        Employee Benefit Plan. The Borrower is in compliance in all material respects with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder. The Borrower has not engaged in any acts or omissions, which would make the Borrower materially liable to any Plan, to any of its participants, or to the Internal Revenue Service, under ERISA. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.15.                        UCC Information. The Borrower was originally incorporated under the laws of the State of Delaware, and remains a Delaware corporation. The Borrower’s “organizational identification number” for purposes of the UCC is 3543890. The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement.

8.                                      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1.                              Use of Proceeds. To use the proceeds of the Line of Credit only for inventory financing and general corporate purposes.

8.2.                              Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)                                  Within 120 days of the fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)                                 Within 60 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)                                  Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i)  the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d)                                 Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor.

(e)                                  Within 60 days of the end of each fiscal year, a forecast balance sheet and profit and loss statement for the current year.

(f)                                    Such additional financial information regarding the Borrower with respect to the Line of Credit as the Bank shall reasonably request, upon 30-days’ notice.

8.3.                              Out of Debt Period.  To reduce the amount of advances outstanding under the Line of Credit to not more than $5,000,000 for a period of at least 30 consecutive days in each Line-Year.  “Line-Year” means the period between the date of this Agreement and July 1, 2004, and each subsequent one-year period (if any). For purposes of this paragraph, “advances” does not include undrawn amounts of outstanding letters of credit but does include outstanding acceptances.

8.4.                              Adjusted Funded Debt to EBITDAR Ratio. To maintain on a consolidated basis an Adjusted Funded Debt to EBITDAR Ratio not exceeding 4.25 to 1 at the end of fiscal quarters 1 and 3 of each fiscal year, not exceeding 4.50 to 1 at the end of fiscal quarter 2, and not exceeding 3.75 to 1 at each fiscal year end. This ratio will be calculated at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter.

(a)                                  “Adjusted Funded Debt to EBITDAR Ratio” means the rate of Adjusted Funded Debt to EBITDAR.

(b)                                 “Adjusted Funded Debt” means Funded Debt plus six times cash occupancy expense.

(c)                                  “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

(d)                                 “EBITDAR” means the sum of the following: (i) net income, (ii) all interest expense: (iii) all income tax expense; (iv) total depreciation expense; (v) total amortization expense; (vi) any non-cash changes incurred in connection with stock options granted to employees; (vii) all fees, costs or expenses incurred in connection with the consummation of the investment by Brentwood Associates in the Borrower; and (vii) occupancy expense.

(e)                                  “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.5.                              Fixed Charge Coverage Ratio.  To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25 to 1. This ratio will be calculated at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter.  “Fixed Charge Coverage Ratio” means the ratio of (i) EBITDAR (as defined in Section 8.4(d)), to (ii) cash interest expense plus cash occupancy expense.

8.6.                              Inventory Coverage Ratio. To maintain on a consolidated basis an Inventory Coverage Ratio of at least 0.85 to 1 at the end of fiscal quarter 2 of each fiscal year, and of at least 1.0 to 1 as of every other fiscal quarter and fiscal year end.  This ratio will be calculated at the end of each fiscal quarter. “Inventory Coverage Ratio” means (i) 60% of inventory (valued at the lower of cost or market value) in which Bank holds a perfected first-lien security interest (but subject, where applicable, to statutory landlord lien rights); divided by (ii) Funded Debt (as defined in Section 8.4(c)) plus outstanding letters of credit and acceptances.

8.7.                              Landlord Waivers.  Obtain and deliver to the Bank on a commercially reasonable best-efforts basis landlord waivers, in form satisfactory to the Bank, from each landlord of leased property for which the Borrower enters into a new lease or renews an existing lease, for premises upon which inventory, equipment, or fixtures of the Borrower are located, within 30 days of execution of such new lease or lease amendment.

8.8.                              Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)                                  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)                                 Endorsing negotiable instruments received in the usual course of business.

(c)                                  Obtaining surety bonds in the usual course of business.

(d)                                 Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)                                  Leases for new stores and related construction costs.

8.9.                              Other Liens.  Not to create, assume, or allow any security interest or material lien (including judicial liens) on property the Borrower now or later owns, except:

(a)                                  Liens and security interests in favor of the Bank.

(b)                                 Liens for taxes not yet due.

(c)                                  Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)                                 Statutory liens during the construction or renovation of any store, so long as such lien is discharged prior to the completion of execution proceedings on the property subject to the lien.

8.10.                        Maintenance of Assets.

(a)                                  Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)                                 Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except in the ordinary course of the Borrower’s business.

(c)                                  Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)                                 To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)                                  To make any repairs,  renewals, or replacements to keep the Borrower’s properties in good working condition.

8.11.                        Investments. Not to have any existing, or make any new, financial investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)                                  Existing investments disclosed to the Bank in writing.

(b)                                 Investments in the Borrower’s current subsidiaries.

(c)                                  Investments in any of the following:

(i)                                     certificates of deposit;

(ii)                                  U.S. treasury bills and other obligations of the federal government;

(iii)                               readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)           Other investments not exceeding $200,000 in the aggregate.

8.12.                        Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)                                  Existing extensions of credit disclosed to the Bank in writing.

(b)                                 Extensions of credit to the Borrower’s current subsidiaries.

(c)                                  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)                                 Loans to employees of the Borrower not exceeding $50,000 per loan and $200,000 in the aggregate.

8.13.                        Change of Management. Not to make any substantial change in the individuals acting as Chairman or Chief Executive Officer of the Borrower.

8.14.                        Change of Ownership. Not to cause, permit, or suffer any Change in Control. “Change in Control” means the acquisition by any person or entity (“a party”), or any two or more parties acting in concert, of beneficial ownership  (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of outstanding shares of voting stock of the Borrower representing more than 50% of voting control of the Borrower, which party or parties currently have beneficial ownership of 50% or less of the outstanding voting shares of voting stock of the Borrower. Change in Control shall not include an acquisition or transfer of shares, or the beneficial ownership of shares, by or to a party that owns a beneficial interest in the outstanding voting stock of the Borrower as of the date of this Agreement.

8.15.                        Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)                                  Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)                                 Acquire or purchase a business or its assets for an amount greater than $200,000 in the aggregate for all such acquisitions.

(c)                                  Engage in any business activities substantially different from the Borrower’s present business.

(d)                                 Liquidate or dissolve the Borrower’s business.

(e)                                  Voluntarily suspend its business for more than one day in any one-year period.

8.16.                        Notices to Bank. To promptly notify the Bank in writing of:

(a)                                  Any lawsuit over $500,000 against the Borrower.

(b)                                 Any substantial dispute between any governmental authority and the Borrower.

(c)                                  Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)                                 Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, or properties, or ability to repay the Line of Credit.

(e)                                  Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)                                    Any actual contingent liabilities of the Borrower, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of $1,000,000 in the aggregate.

8.17.                        Insurance.

(a)                                  General Business Insurance. To maintain insurance as is usual for the business it is in.

(b)                                 Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount not less than the amount of the Commitment. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)                                  Business Interruption Insurance. To maintain a business interruption insurance policy for at least $5,000,000 in coverage amount, with an insurer acceptable to the Bank, and with the Bank named as an additional loss payee.

(d)                                 Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18.                        Compliance with Laws. To materially comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business.

8.19.                        ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.20.                        Books and Records. To maintain adequate books and records.

8.21.                        Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records not more frequently than annually unless the Borrower is in default under this Agreement. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.22.                        Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.23.                        Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.                                      DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under Section 9.5, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1.                              Failure to Pay. The Borrower fails to make a payment under this Agreement when due and such failure continues for five days after written notice from the Bank.

9.2.                              Other Bank Agreements. The Borrower or any of the Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank. If the breach is of a nature that it is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to the Borrower.

9.3.                              Cross-default. Any default occurs under any agreement in connection with any credit the Borrower or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower or any of the Borrower’s related entities or affiliates has guaranteed, if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation, and the default remains uncured after 30 days.

9.4.                              False Information.  The Borrower has given the Bank materially false or misleading information or representations.

9.5.                              Bankruptcy.  The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

9.6.                              Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the business is terminated, or the Borrower is liquidated or dissolved.

9.7.                              Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.

9.8.                              Judgments. Any final judgments or final arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage, unless satisfied or discharged within 30 days.

9.9.                              Government Action.  Any government authority takes action that materially adversely affects the Borrower’s financial condition or ability to repay the Line of Credit.

9.10.                        Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

9.11.                        ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)                                  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)                                 Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.12.                        Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.  If the breach is of a nature that it is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 30 days after the date on which the Bank gives written notice of the breach to the Borrower; provided however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.                         ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1.                        GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2.                        Washington Law. This Agreement is governed by Washington law.

10.3.                        Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4.                        Arbitration.

(a)                                  This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)                                 At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)                                  Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of Judicial Arbitration and Mediation Service, also know as JAMS/Endispute, or any successor thereof (“JAMS”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.

(d)                                 The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for the Line of Credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)                                  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)                                    This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)                                 The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

10.5.                          Severability: Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6.                        Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, U.S. Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7.                        One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)                                  represent the sum of the understandings and agreements between the Bank and the Borrower concerning the Line of Credit;

(b)                                 replace any prior oral or written agreements between the Bank and the Borrower concerning the Line of Credit; and

(c)                                  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8.                        Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgment, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.9.                        Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10.                  Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11.                  Prior Agreement Superseded.  This Agreement supersedes the Business Loan Agreement entered into as of July 20, 2001, between the Bank and the Borrower, including all amendments thereto; and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

10.12.                  Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

WASHINGTON NOTICE: ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

This Agreement is executed as of the date stated at the top of the first page.

	Bank:		Borrower:

	BANK OF AMERICA, N.A.		ZUMIEZ INC.

By	/s/ Curt G. Clausen	By	/s/ Brenda I. Morris
	Curt G. Clausen, Senior Vice President		Brenda I. Morris, Chief Financial Officer

	Address where notices to the Bank		Address where notices to the Borrower
	are to be sent:		are to be sent:

	1602 Hewitt Ave.		1420 - 80th St. S.W. Suite A
	Everett, WA 98201-3500		Everett, WA 98203
	Attention: Curt Clausen		Attention: Brenda I. Morris
	Telephone: (425) 259-7777		Telephone: (425) 551-1500
	Telefacsimile: (425) 259-7660		Telefacsimile: (425) 551-1595